EX-2.1 OTHERDOC
      Statement of Control Person

                                                                    Exhibit 2.1
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                             Statement of Control Person


The Statement on this Schedule 13G dated June 4, 2004 with respect to the ordinary shares, no par value per share, of Prana Biotechnology Limited is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital LLC.

OrbiMed Advisors LLC and OrbiMed Capital LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).